UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT

_______________________________________________________________________________

                         SunCom Wireless Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                 23-2974475
(State of Incorporation or Organization)     (IRS Employer Identification No.)

                                1100 Cassatt Road
                           Berwyn, Pennsylvania 19312
               (Address of Principal Executive Offices) (Zip Code)


Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class                             Name of Each Exchange on Which
So Registered                                     Each Class Is Registered


Class A Common Stock, par value $0.01 per share    New York Stock Exchange
                                                   (see Explanatory Note)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
                                                    Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.



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EXPLANATORY NOTE

     In this registration statement, "we," "us" and "our" refers to SunCom Wireless Holdings, Inc., unless the context requires otherwise.

     Our Class A common stock is registered with the New York Stock Exchange, but trading has been suspended. We have appealed this trading suspension; however, the timing and outcome of the appeal process remains uncertain. Our Class A common stock is currently traded on the Over the Counter Bulletin Board under the trading symbol "SCWH".

Item 1. Description of Registrant's Securities to be Registered.

Authorized Capital Stock

     We have authority to issue 650,000,000 shares of capital stock consisting of (a) 70,000,000 shares of preferred stock, par value $0.01 per share, and (b) 580,000,000 shares of Class A common stock, par value $0.01 per share. We currently have no series of issued and outstanding preferred stock. The rights, preferences and privileges of holders of shares of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future without stockholder approval.

     Class A Common Stock

     Voting Rights. All shares of Class A common stock have identical rights and privileges. The holders of shares of our Class A common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. On all matters to be voted on by holders of shares of our Class A common stock, the holders will be entitled to one vote for each share of our Class A common stock held of record and will have no cumulative voting rights.

     Dividend Rights. Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our Class A common stock are entitled to receive ratably dividends or other distributions when and if declared by our board of directors. The ability of our board of directors to declare dividends, however, will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the General Corporation Law of the State of Delaware to pay dividends. Our ability to pay dividends also is restricted by the terms of the indenture governing the 8 1/2% senior notes due 2013 issued by our subsidiary, SunCom Wireless, Inc., and the credit agreement governing SunCom Wireless' senior secured term loan.

     Liquidation Preference. In the event of our liquidation, dissolution or winding up, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, our remaining assets will be distributed ratably to the holders of shares of our Class A common stock.

     Other Rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

     Blank Check Preferred Stock

     Our board of directors is authorized to issue from time to time, without stockholder approval, up to an aggregate of 70,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. We may issue preferred stock in ways that may delay, defer or prevent a change in control without further action by our stockholders and may affect the voting and other rights of the holders of our Class A common stock. The issuance of preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of our Class A common stock, including the loss of voting control to others.

Anti-Takeover Provisions

     The Delaware General Corporation Law contains, and our second restated certificate of incorporation and second amended and restated bylaws contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control. In addition, provisions of our second restated certificate of incorporation and second amended and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

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     Delaware  General  Corporation  Law.  We are subject to Section 203 of the
Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Classified Board of Directors. Our board of directors consists of up to 10 directors, and each director serves until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. Our board of directors is divided into three classes of directors. Each class serves a staggered three-year term. As a result, approximately one-third of the board of directors are elected each year. Generally a director will stand for election only once every three years. The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though the attempt might be beneficial to us and our stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board from removing a majority of the board for two years.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the board of directors, the chief executive officer (or, in his absence, by the president) or by the board of directors. Stockholders holding in the aggregate in excess of 50% of the outstanding shares may also request a special meeting.

     Amendments to Second Restated Certificate of Incorporation or Second Amended and Restated Bylaws. Any amendment to our second restated certificate of incorporation or second amended and restated bylaws must be approved by the affirmative vote of the holders of shares of Class A common stock representing at least two-thirds of the votes entitled to be cast for the election of directors, voting together as a single class, subject to the separate class vote requirements relating to any class or series of preferred stock.

     Other Provisions. Our second restated certificate of incorporation, second amended and restated bylaws and an Exchange Agreement dated January 31, 2007, as amended on May 15, 2007, provide, in general, that:

     o the directors in office will fill any vacancy or newly created directorship on the board of directors, with any new director to serve for the remaining term of the class of directors to which he is elected, except that (1) any vacancy created as a result of Michael E. Kalogris, our Chairman of the Board and Chief Executive Officer, or Scott I. Anderson, Chairman of the audit committee of the board of directors, ceasing to be a director prior to any sale of the company or the termination of the sale process currently being undertaken, either Messrs. Kalogris or Anderson remaining as a director, as applicable, will select the replacement for the vacancy, subject to the reasonable approval of the board of directors, and (2) in the case of any vacancy created with respect to a director designated by a stockholder that is party to the Exchange Agreement, as amended, prior to the 2008 annual meeting of stockholders, such vacancy will be filled by a new director selected by such stockholder, subject to the reasonable approval of the board of directors (for more information regarding directors designated pursuant to the Exchange Agreement, as amended, see Items 1.01 and
          5.02 of our Form 8-K filed on May 21, 2007); and

     o directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of voting stock cast at an annual or special meeting or by written consent.

     The second amended and restated bylaws also require that stockholders wishing to bring any business, including director nominations, before an annual meeting of stockholders must deliver written notice to us not less than 60 days or more than 90 days prior to the date of the annual meeting of stockholders. If, however, less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be delivered to us not later than the close of business on the 10th day following the day on which we publicly announce the date of our annual meeting. The second amended and restated bylaws also specify requirements as to the form and content of the stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting or a special meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Issuance of Blank Check Preferred Stock. Our board of directors is authorized to issue, without further action by the stockholders, up to 70,000,000 shares of preferred stock with rights and preferences, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control by means of a merger, tender offer, proxy contest or otherwise.

Registration Rights

     Under a Registration Rights Agreement, dated as of May 15, 2007, among us, SunCom Wireless Investment Company LLC and the stockholders who acquired shares under the Exchange Agreement, as amended, such stockholders are entitled to certain demand and piggyback registration rights on the terms and conditions set forth in the Registration Rights Agreement. For more details, see the Registration Rights Agreement incorporated as Exhibit 10.1 with this registration statement.

Transfer Agent

     The transfer agent and registrar for our Class A common stock is Computershare.

Item 2. Exhibits.

Exhibit Number      Description

2.1 Exchange Agreement among SunCom Wireless Holdings, Inc., SunCom Wireless Investment Co., LLC, SunCom Wireless, Inc. and the holders of the 9Senior Subordinated Notes due 2011 and 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, Inc. party thereto (incorporated by reference to Exhibit 2.1 to the Form 8-K of SunCom Wireless Holdings, Inc. filed January 31, 2007).

2.2 Amendment No. 1 to Exchange Agreement, dated as of May 15, 2007, among SunCom Wireless Holdings, Inc., SunCom Wireless Investment Company LLC, and the holders of the 9 3/8% Senior Subordinated Notes due 2011 and 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, Inc. party thereto (incorporated by reference to Exhibit 2.1 to the Form 8-K of SunCom Wireless Holdings, Inc. filed May 21, 2007).

2.3 Agreement and Plan of Merger between SunCom Wireless Holdings, Inc. and SunCom Merger Corp. (incorporated by reference to Exhibit 2.2 to the Form 8-K of SunCom Wireless Holdings, Inc. filed January 31, 2007).

3.1                 Second Restated Certificate of Incorporation of SunCom
                    Wireless Holdings, Inc.

3.2 Second Amended and Restated Bylaws of SunCom Wireless Holdings, Inc. (incorporated by reference to Exhibit 3.6 to the Form 10-Q of Triton PCS Holdings, Inc. for the quarter ended September 30, 1999).

4.1                 Specimen Class A Common Stock Certificate.

10.1 Registration Rights Agreement, dated as of May 15, 2007, among SunCom Wireless Holdings, Inc., SunCom Wireless Investment Company LLC, and the holders of the 9 3/8% Senior Subordinated Notes due 2011 and 8 3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, Inc. party thereto (incorporated by reference to Exhibit 10.1 to the Form 8-K of SunCom Wireless Holdings, Inc. filed
                    May 21, 2007).

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                        SUNCOM WIRELESS HOLDINGS, INC.



Date:    May 23, 2007                   By: /s/ Eric Haskell
                                            --------------------------------
                                            Eric Haskell
                                            Executive Vice President and
                                            Chief Financial Officer

                                                                   Exhibit 3.1



                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         SUNCOM WIRELESS HOLDINGS, INC.

                                    ARTICLE I

         The name of the Corporation shall be SunCom Wireless Holdings, Inc.

                                   ARTICLE II

         The address of the Corporations registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

                  4.1 Classes of Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 650,000,000, consisting of (a) 70,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and (b) 580,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), all of which are designated Class A Common Stock (the "Class A Common Stock"). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 4.5).

                  4.2      Preferred Stock.

                  (a)      The Board of Directors of the Corporation
(the "Board of Directors") is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolutions, the following provisions of the shares thereof:

                           (i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

                           (ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                           (iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                           (iv) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                           (v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                           (vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                           (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                           (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

                           (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

                           (x) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

                  (b) The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

                  (c) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for any other security shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

                  (d) Subject to the provisions of this Second Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                  4.3 Common Stock. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Class A Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Class A Common Stock in proportion to the shares of Class A Common Stock then held by them.

                  4.4 Redemption of Capital Stock. Notwithstanding any other provision of this Second Restated Certificate of Incorporation to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to Section 151(b) of the GCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporations stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

                  (a) the redemption price of the shares to be redeemed pursuant to this Section 4.4 shall be equal to the lesser of (i) the Market Price or (ii) if such stock was purchased by such Disqualified Holder within one year of the Section 4.4 Redemption Date, such Disqualified Holders purchase price for such shares;

                  (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

                  (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

                  (d) at least thirty (30) days written notice of the
Section 4.4 Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that only ten (10) days written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; provided, further, that the record holders of the shares selected to be redeemed may transfer such shares prior to the Section 4.4 Redemption Date to any holder that is not a Disqualified Holder and, thereafter, for so long as such shares are not held by a Disqualified Holder, such shares shall not be subject to redemption by the Corporation;

                  (e) from and after the Section 4.4 Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected from redemption held by Disqualified Holders on the Section 4.4 Redemption Date shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                  (f) such other terms and conditions as the Board of Directors shall determine.

                  4.5 Definitions. For the purposes of this Second Restated Certificate of Incorporation, the following terms shall have the meanings indicated:

   "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, the term control (including the terms controlling and controlled) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

   "Board of Directors" has the meaning assigned to such term in Section 4.2(a).

   "Class A Common Stock" has the meaning assigned to such term in Section 4.1.

    "Closing Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such class or series of capital stock is listed or admitted for trading or (ii) if such class or series of capital stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such class or series of capital stock, in either case as reported on an automated quotation system.

    "Common Stock" has the meaning assigned to such term in Section 4.1.

    "Disqualified Holder" shall mean any holder of shares of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries or Affiliates to conduct any portion of the business of the Corporation or any of its Subsidiaries or Affiliates.

    "Market Price" shall mean, with respect to each share of any class or series of capital stock for any day, (i) the average of the daily Closing
Prices for the ten consecutive trading days commencing fifteen (15) days before the day in question or (ii) if on such date the shares of such class or series of capital stock are not listed or admitted for trading on any national securities exchange and are not quoted on an automated quotation system, the cash amount that a willing buyer would pay a willing seller (neither acting under compulsion) in an arms-length transaction without time constraints per share of such class or series of capital stock as of such date, viewing the Corporation on a going concern basis, as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided that, in determining such cash amount, the following shall be ignored: (i) any contract or legal limitation in respect of shares of Common Stock or Preferred Stock, including transfer, voting and other rights, and (ii) any illiquidity arising by contract in respect of the shares of Common Stock and any voting rights or control rights amongst the stockholders.

    "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

    "Preferred Stock" has the meaning assigned to such term in Section 4.1.

    "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its Subsidiaries or Affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price payable pursuant to Section 4.4, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides investment banking, brokerage or other services to the Corporation), has a value at the time notice of redemption is given pursuant to Section 4.4(d) at least equal to the price required to be paid pursuant to Section 4.4(a) (assuming, in the case of Redemption Securities to be publicly traded, that such Redemption Securities were fully distributed and subject only to normal trading activity).

     "Section 4.4 Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.4.

     "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.


                                    ARTICLE V

                  5.1 Number, Election and Terms of Directors. The number of Directors of the Corporation will be fixed from time to time in the manner provided in the Bylaws of the Corporation (the "Bylaws"). The Directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2000, the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2001, and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2002, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of Directors of the Corporation need not be by written ballot.

                  5.2 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, any Director may be removed at any time but only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director, voting together as a single class, cast at an annual meeting or at a special meeting of stockholders called for that purpose, or by written consent. Subject to the rights of the holders of any series of Preferred Stock, any vacancy in the Board of Directors caused by any such removal may be filled at such meeting or by written consent, by the stockholders entitled to vote for the election of the Director so removed. Subject to the rights of the holders of any series of Preferred Stock, if such stockholders do not fill such vacancy at such meeting or by written consent, such vacancy may be filled in the manner provided in Section 5.3.

                  5.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock, if any vacancies shall occur in the Board of Directors by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.
Any Director elected to fill a vacancy or a newly created directorship in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

                                   ARTICLE VI

         Subject to the separate class vote requirements relating to any class or series of Preferred Stock, the holders of shares of Class A Common Stock representing at least two-thirds (2/3) of the votes entitled to be cast for the election of directors of the Corporation, voting together as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or by written consent, may amend, alter or repeal this Second Restated Certificate of Incorporation or the Bylaws.


                                  ARTICLE VII

                  7.1 Indemnification. Any individual who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (a Proceeding), whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such individual, or an individual of whom such individual is the legal representative, is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise
(an Other Entity), shall be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on an individual with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such Proceeding.
Any other individual may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that any such individual is entitled to the benefits of this Article VII.

                  7.2 Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Director or officer or such other individual entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if (and only if) required by the GCL, such expenses incurred by or on behalf of any Director or officer or other individual may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other individual indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other individual is not entitled to be indemnified for such expenses.

                  7.3 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which an individual seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Second Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  7.4 Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to an individual who has ceased to be a Director or officer (or other individual indemnified hereunder), shall inure to the benefit of the executors, administrators, legatees and distributees of such individual, and in either case, shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.

                  7.5 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of an Other Entity, against any liability asserted against such individual and incurred by such individual in any such capacity, or arising out of such individual's status as such, whether or not the Corporation would have the power to indemnify such individual against such liability under the provisions of this
Article VII, the Bylaws or under Section 145 of the GCL or any other provision of law.
                  7.6      Contract Rights; No Repeal.  The provisions of this
Article VII shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this
Article VII is in effect and any other individual indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer, or other individual intend to be legally bound. No repeal or modification of this Article VII shall affect any rights or obligations with respect to any state of facts then or, heretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  7.7 Enforceability; Burden of Proof. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any individual entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is inappropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such individual is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such individual is not so entitled. Such an individual shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

                  7.8 Service at the Request of the Corporation. Any Director or officer of the Corporation serving in any capacity in (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                  7.9 Right to Be Covered by Applicable Law. Any individual entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.


                                  ARTICLE VIII

         No Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision does not eliminate the liability of the Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the Director derived an improper personal benefit. For purposes of the prior sentence, the term damages shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each individual who serves as a Director of the Corporation while this Article VIII is in effect shall be deemed to be doing so in reliance on the provisions of this Article VIII, and neither the amendment or repeal of this Article VIII, nor the adoption of any provision of this Second Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such Director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article VIII are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of Directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

                                                                   Exhibit 4.1



                                   [Specimen]


CLASS A COMMON STOCK                                       CLASS A COMMON STOCK
PAR VALUE $0.01                                THIS CERTIFICATE IS TRANSFERABLE
                                               IN CANTON, MA AND JERSEY CITY, NJ


Certificate Number                                                       Shares
ZQ
                             [SUNCOM WIRELESS LOGO]


                         SUNCOM WIRELESS HOLDINGS, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                             CUSIP 86722Q 20 7
                                             SEE REVERSE FOR CERTAIN DEFINITIONS

                                             TRANSFER OF THIS CERTIFICATE IS
                                             RESTRICTED SEE LEGEND ON
                                             REVERSE SIDE.


THIS CERTIFIES THAT


is the owner of

         FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A COMMON STOCK OF
                    THE PAR VALUE OF ONE CENT ($.01) EACH OF


SunCom Wireless Holdings, Inc. (hereinafter called the "Company") transferable only upon the books of the Company by the holder hereof in person or by a duly authorized attorney upon surrender of this Certificate properly endorsed or assigned. This Certificate and the shares represented hereby are issued under and are subject to the laws of the State of Delaware and to all provisions of the Certificate of Incorporation and the Bylaws of the Company, including any and all amendments as may from time to time be made thereto, to all the terms and conditions of which the holder, by acceptance thereof, assents. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, the Company has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers and its facsimile corporate seal to be hereunto affixed.

Dated:


Chairman and Chief                                          DATED
Executive Officer              [SEAL OF SUNCOM
                                WIRELESS HOLDINGS, INC.]


                                     COUNTERSIGNED AND REGISTERED:
                                     COMPUTERSHARE TRUST COMPANY, N.A.
                                     TRANSFER AGENT AND REGISTRAR


                                     By,____________________________________
Secretary                               AUTHORIZED SIGNATURE

                         SUNCOM WIRELESS HOLDINGS, INC.

The Company is authorized to issue more than one class or series of stock. The Company will furnish without charge to each stockholder who so requests a statement of the powers, designations, preferences and relative, participating optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:


TEN COM -- as tenants in common
TEN ENT -- as tenants by the entireties
JT TEN --  as joint tenants with right of
           survivorship and not as tenants in common

                        UNIF GIFT MIN ACT-_______Custodian___________
                                                   (Cust)           (Minor)
                           under Uniform Gifts to Minors Act _____________
                                                                (State)
                        UNIF TRF MIN ACT_______Custodian (until age__)_______
                                         (Cust)                       (Minor)
                           under Uniform Transfers to Minors Act__________
                                                                (State)

     Additional abbreviations may also be used though not in the above list.

For value received, ____________________ hereby sell, assign and transfer unto


PLEASE INSERT SOCIAL SECURITY OR OTHER
    IDENTIFYING NUMBER OF ASSIGNEE
__________________________________________

______________________________________________________________________________
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE,
 OF ASSIGNEE)

_________________________________________________ Shares of the Class A
Common Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ________________________________________ Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated _____________________20__________

Signature: ___________________________________________________

Signature: ___________________________________________________
           Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement, or any change whatever.

                          Signature(s) Guaranteed:  Medallion Guaranteed Stamp

                          ____________________________________________________
                          THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN
                          ELIGIBLE GUARANTOR INSTITUTION (Banks,
                          Stockbrokers, Savings And Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN
                          APPROVED SIGNATURE GUARANTEE MEDALLION
                          PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.